As filed with the Securities and Exchange Commission on February 12, 2025

Registration No. 333-269041

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-269041

UNDER

THE SECURITIES ACT OF 1933

RETAIL OPPORTUNITY INVESTMENTS CORP.

(Exact name of registrant as specified in its charter)

Maryland	26-0500600
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11250 El Camino Real, Suite 200

San Diego, California 92130

(858) 677-0900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Retail Opportunity Investments Corp.

Second Amended and Restated 2009 Equity Incentive Plan

(Full title of plans)

Jacob Werner

Senior Managing Director and Chief Executive Officer

345 Park Avenue

New York, New York 10154

(Name and address, including zip code, of agent for service)

(212) 583-5000

(Telephone number, including area code, of agent for service)

Copies to:

Brian M. Stadler

Matthew B. Rogers

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) filed by Retail Opportunity Investments Corp., a Maryland corporation (the “Company”), relates to Registration Statement No. 333-269041 on Form S-8, which was filed by the Company with the Securities and Exchange Commission (the “SEC”) on December 28, 2022 (the “Registration Statement”).

On February 12, 2025, pursuant to the terms of an Agreement and Plan of Merger, dated as of November 6, 2024, by and among the Company, Retail Opportunity Investments Partnership, LP, a Delaware limited partnership, Montana Purchaser LLC, a Delaware limited liability company (“Buyer 1”), Mountain Purchaser LLC, a Delaware limited liability company (“Buyer 2”), Big Sky Purchaser LLC, a Delaware limited liability company (“Buyer 3” and, together with Buyer 1 and Buyer 2, collectively, “Parent”), Montana Merger Sub Inc., a Maryland corporation and a wholly-owned subsidiary of Parent (“Merger Sub I”) and Montana Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of Merger Sub I, Merger Sub I merged with and into the Company, with the Company continuing as the surviving company in the merger (the “Merger”).

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities registered under the Registration Statement but unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on February 12, 2025. No other person is required to sign this Post-Effective Amendment on behalf of the registrant in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Retail Opportunity Investments Corp.

By:	/s/ Jacob Werner
Name: Jacob Werner
Title: Senior Managing Director and Chief Executive Officer